NEMUS BIOSCIENCE ANNOUNCES APPOINTMENT OF DOUGLAS S. INGRAM, FORMER PRESIDENT OF ALLERGAN, TO ITS BOARD OF DIRECTORS

Former President of Allergan is appointed as Vice Chairman

Costa Mesa, CA – June 1st, 2015 – NEMUS Bioscience, Inc. (OTCQB: NMUS) announced the appointment of Douglas S. Ingram, former President of Allergan Inc., to its Board of Directors in the newly created role of Vice Chairman.  Mr. Ingram has also agreed to and has been appointed to serve as Chair of the Compensation and Compliance Committee of the Board of Directors.
Mr. Ingram brings nearly 20 years of pharmaceutical leadership experience to the NEMUS board. As President of Allergan, Mr. Ingram reported directly to its CEO and led the company's global commercial operations, with responsibility for the company's broad portfolio of pharmaceutical, consumer and medical device products, including leading ophthalmology products.  On March 17, 2015, Allergan was acquired by Actavis plc.  With the acquisition, Mr. Ingram assumed the role of special advisor to the CEO of Actavis.  During his tenure as President of Allergan, Mr. Ingram led a team that effected a major restructuring of the company, reducing expenses by over $500 million dollars while driving enhanced sales and earnings growth, all of which significantly improved the market capitalization of the company. Prior to his role as President, Mr. Ingram had served as Executive Vice President and President, Europe, Africa and Middle East (EAME) of Allergan. In this role, he was responsible for Allergan's regional pharmaceutical and medical device operations, with a focus on strategic planning, sales and marketing, and general management. Prior to leading the EAME region, Mr. Ingram served as Executive Vice President and Chief Administrative Officer. During Mr. Ingram's tenure in this role, at various times, he led Allergan's Global Legal Affairs, Compliance, Internal Audit and Internal Controls, Human Resources, Regulatory Affairs and Safety, and Global Corporate Affairs and Public Relations departments.  Mr. Ingram also served as Allergan's Secretary and Chief Ethics Officer from July 2001 to July 2010.

Prior to joining Allergan, Mr. Ingram was an attorney at Gibson, Dunn & Crutcher LLP from 1988 to 1996. Mr. Ingram received his Juris Doctorate from the University of Arizona in 1988, graduating summa cum laude and Order of the Coif.
Cosmas N. Lykos, Co-founder and Chairman of the Board for Nemus stated, "We are very excited that Doug has agreed to join the NEMUS board.  Doug brings tremendous leadership and therapeutic area expertise to the NEMUS team. In recognition of Doug's experience, he will assume the newly created position of Vice Chairman and Chair the Compensation and Compliance Committee."
"NEMUS, working with the University of Mississippi, has developed a promising new option in glaucoma.  I look forward to helping NEMUS advance this first-in-class therapy that, if successful, will bring new treatment alternatives to the medical community and improve patient lives," stated Mr. Ingram.
NEMUS is a biopharmaceutical company focused on the discovery, development and commercialization of cannabis-based therapeutics. The Company has licensed a novel compound from and is currently the sole partner of the University of Mississippi for the development and commercialization of drugs derived from cannabis extracts, or cannabinoids, and the realization of this partnership will depend on the successful navigation of the complex regulatory framework for the cultivation and handling of cannabis in the United States. The University of Mississippi has held the only contract to cultivate cannabis for research purposes on behalf of the Federal Government since 1968. NEMUS is developing the lead compound, NB1111, for the treatment of glaucoma.

About NEMUS Bioscience, Inc.
The Company is a biopharmaceutical company, headquartered in Costa Mesa, California, focused on the discovery, development, and commercialization of cannabis-based therapeutics for global markets with significant unmet medical needs. Utilizing certain proprietary technology licensed from the University of Mississippi, NEMUS is working to develop novel ways to deliver cannabis-based drugs for specific indications, with the aim of optimizing the clinical effects of such drugs, while limiting the potential adverse events. NEMUS's strategy is not limited to the sole use of either natural or synthetic inputs. The Company is led by a highly qualified team of executives with decades of biopharmaceutical, drug-development and public company experience.

For more information, visit www.nemusbioscience.com.

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